BY-LAWS OF LATAM AIRLINES GROUP S.A. SECTION ONE: Name, Registered Office and Purpose Article 1: An open public limited company is established to be called “LATAM Airlines Group S.A.” (the “Company”), without prejudice to the fact that it may also use interchangeably the fictitious names of “LATAM Airlines”, “LATAM Airlines Group”, “LATAM Group”, “LAN Airlines”, “LAN Group” and/or “ LAN”. Article 2: The Company will have its registered offices in the part of the province of Santiago over which the Santiago Commerce Registry has jurisdiction, without prejudice to the possibility of establishing agencies, branches, offices or establishments in other places in the country or abroad. Article 3: The duration of the Company will be indefinite. Article 4: The Company’s purpose shall be: a) the trade of any form of air and/or ground transportation, whether passenger, cargo, or mail, and of everything relating directly or indirectly to that activity, in the country or abroad, for its own account or others; b) the rendering of services relating to the maintenance and repair of aircraft, whether its own or those of third parties;

c) the trade and development of activities related to travel, tourism and hospitality; d) the development and exploitation of other activities derived from the corporate purpose and/or linked, related, contributing or complementary to it; and e) holding interests in companies of any type or kind that allow the Company to fulfill its purposes. SECTION TWO: Equity Capital, Shares and Shareholders Article 5: The capital of the Company is US$4,418,152,114.78, divided into 574,219,895,457 shares, of the same and single series, with no par value. There are no special series of shares or privileges. The form of the share certificates, their issuance, exchange, cancellation, misplacement, replacement and other circumstances thereof, as well as the transfer of the shares, will be governed by the provisions of the Law on Public Limited Companies (hereinafter also, the “Law”) and its Regulations (hereinafter also, the “Regulations”). Article 6: Shareholders may stipulate particular agreements that limit the free transfer of shares, but such agreements must be deposited in the company at the disposal of other shareholders and interested third parties, and will be noted in the Shareholders' Registry so that they may be enforceable against third parties. SECTION THREE: Management Article 7: The Company will be managed by a Board of Directors, which will be elected by the Shareholders' Meeting.

Article 8: The Board of Directors will be composed of nine members and will last for a period of two years, and its members may be re-elected. It is not required to be a shareholder to be a Director. The Board of Directors will appoint a President and a Vice President from among its members. The Vice President will act as President in the event of his absence or impediment. In the event of the absence or impediment of the President and the Vice President, the Board of Directors may appoint an interim President. For the purposes of the aforementioned substitutions, the absences or impediments that cause them will not be necessary to prove them to third parties. Article 9: In the event of the vacancy of any Director, the Board of Directors shall be completely renewed at the next Ordinary Shareholders' Meeting to be held by the Company, and, in the meantime, the Board of Directors may appoint a replacement. Article 10: Directors will be compensated for their office. The remuneration will be determined annually by the Ordinary Shareholders' Meeting. The Company will reimburse all reasonable and documented charges and expenses (including travel and other related expenses) incurred by each Director in connection with (i) their attendance at Board meetings and committees of which they serve; and (ii) carry out any other management of the Company requested by it. Article 11: Board meetings will be held with the attendance of the majority of the Directors. Resolutions will be adopted by the absolute majority of the attending Directors, except for agreements that, according to the Law or these Bylaws, require a higher majority. Any tie shall not be decided by the vote of the Chairman of the Meeting. The General Manager of the Company or the person designated by the Board of Directors to serve in said position will act as Secretary. It will be understood that those Directors who, despite not being present, are simultaneously and permanently communicated through technological means authorized by the Commission for the Financial Market, through generally applicable instructions, participate in the sessions. In this case, their attendance and participation in the session will be certified under the responsibility of the President, or whoever acts in his/her place, and the Secretary of the Board of Directors, recording this fact in the minutes drawn up. Article 12: The Board of Directors will meet in ordinary sessions on the days and hours determined by it. In any case, you must meet at least once a month. It may meet in extraordinary sessions when specially summoned by the President, by himself, or at the direction of one or more Directors, after the President has qualified the need for the meeting, unless it is requested (i) by the absolute majority of the Directors, or (ii) by the Vice President, in which case the meeting must necessarily be held without prior qualification. Article 13: The Board of Directors represents the Company judicially and extrajudicially and, for the fulfillment of the corporate purpose, which will not be necessary to prove to third parties, it will be vested with all the powers of administration and disposition that the Law, the Regulations and the present Bylaws do not establish them as exclusive to the Shareholders' Meeting, without it being necessary to grant it any special power, including for those acts or contracts with respect to which the laws require this circumstance. The foregoing is without prejudice to the judicial representation that corresponds to the General Manager of the Company.

The Board of Directors may delegate part of its powers to the main executives, the General Manager, Managers, Sub-Managers, Attorneys of the Company, to a Director or to a Committee of Directors (including, without limitation, to the Directors’ Committee) and, to other persons for certain specially determined purposes. Article 14: The deliberations and resolutions of the Board of Directors shall be recorded in writing in a Book of Minutes, which will be signed on each occasion by the Directors who have attended the session and by the Secretary. The Director who would like to save his responsibility for any act or agreement of the Board of Directors must record his opposition in the Minutes, and the President must be informed of this at the next Ordinary Shareholders' Meeting. If any Director dies or is unable for any reason to sign the corresponding Minutes, this circumstance will be recorded in said Minutes. The Minutes will be deemed approved from the moment it is signed by the aforementioned persons and from that same moment it will be may carry out the agreements to which it refers. Article 15: The Company will have an Executive Vice President and a General Manager, and the latter will be the legal representative of the Company. Both positions will be elected by the Board of Directors and may be held by the same person. The Executive Vice President will have the powers that the Board of Directors confers on him. The General Manager will have the powers that the Board of Directors delegates to him, without prejudice to those that correspond to him by virtue of the Law and, in particular: i) Represent the Company judicially, with the powers mentioned in both paragraphs of the seventh article of the Code of Civil Procedure, which are expressly reproduced.

ii) Celebrate and execute all acts and contracts, civil, commercial, administrative and of any other nature, conducive to the purposes of the Company, up to the amount determined by the Board of Directors; and iii) In general, execute the agreements of the Board of Directors and all those acts for which it has delegated powers, in the form, amount and conditions determined. The Board of Directors must designate one or more people who, individually, in the absence of the General Manager, who will not need to be accredited by the interested party, can validly represent the Company in all notifications issued to it. SECTION FOUR: Shareholders' Meetings Article 16: The shareholders will meet annually in an Ordinary Meeting once a year within the first quarter of the year. Article 17: Matters of the Ordinary Meeting are those that the Law submits to its knowledge and, in general, any matter of social interest that is not specific to the Extraordinary Meeting. Article 18: Extraordinary Meeting matters are those that by Law or these Bylaws correspond to its knowledge or competence. Article 19: The summons to Meetings will be made by means of a prominent notice that will be published, at least, three times on different days in the newspaper of the registered office determined by the Meeting or, in the absence of agreement, or not Its compliance being possible, in the Official Gazette, in the time, manner and conditions determined by the Law and its Regulations. Those Meetings attended by all the issued shares with voting rights may be validly held, even if the formalities required for their summons have not been complied with. Article 20: The Ordinary and Extraordinary Meetings will be validly constituted with representation of the majority of the shares issued with voting rights. If the stated number is not met, a new summons will be made and the Ordinary or Extraordinary Meeting will be validly constituted with the shareholders who attend. The Company must allow remote participation of shareholders and remote voting, under the terms and conditions determined by the Law and the Financial Market Commission through general regulations. The notices for the second summons may only be published once the Meeting to be held in the first or second summons has failed, as appropriate, and in any case, the new Meetings must be summoned to be held within 45 days following the date set. for the Board not held on first summons. The notices must be published in the time, manner and conditions determined by the Law and its Regulations. Article 21: Unless the Law or these Bylaws establish a higher majority (and subject to what is indicated in the Third Transitory Article of these Bylaws), the agreements of the Meetings, both Ordinary and Extraordinary, will be taken with the affirmative vote of, at least, the absolute majority of the shares present or represented at the meeting with the right to vote. Only the holders of shares registered in the Shareholders Registry at midnight on the fifth business day prior to the day on which the respective Meeting is to be held may participate in the Meetings and exercise their rights to speak and vote. Article 22: Shareholders may be represented at the Meetings by other shareholders or third parties, in the manner and conditions contemplated in the Regulations. The power of attorney will be considered valid for the Meeting held in replacement of the one for which it was granted, if it has not been held due to lack of quorum. Article 23: At the Meetings, people must record their attendance through the systems that the Company, by agreement of the Board of Directors, has established for these purposes. Article 24: The deliberations and agreements of the Shareholders' Meetings will be recorded in a special book of minutes that will be kept by the Secretary. The minutes will be signed by the President or whoever acts in his place, by the Secretary and by three shareholders elected at the Meeting, or by all attendees if they are less than three. An extract of what happened at the meeting will be recorded in the minutes and the following data will be recorded, in the terms provided in the Regulations: name of the shareholders present and number of shares that each of them owns or represents, succinct list of the observations and incidents that occurred, a list of the propositions submitted for discussion and the result of the vote and a list of shareholders who voted against. Only by unanimous consent of those present may testimony of any event that occurred at the meeting and that is related to corporate interests be suppressed from the minutes.

The minutes recording the election of the Directors will contain the designation of the names of all the attending shareholders, with a specification of the number of shares for which each one has voted, by themselves or by proxy, and with an expression of the general result of the vote. . A copy of this record will be sent to the Financial Market Commission. The Company must notify the same Commission, within the third business day, of the appointment of replacement Directors. SECTION FIVE: Annual Report, Balance Sheet and Profits Article 25: As of December 31 of each year, a General Balance Sheet of the Assets and Liabilities of the Company will be prepared that will contain the indications required by the applicable legal and regulatory regulations. Article 26: At the Ordinary Meeting, the Board of Directors will report to the shareholders on the state of the Company's business, presenting them with a report containing explanatory and reasoned information on the operations carried out during the last financial year, accompanied by the General Balance Sheet of the State. of Profits and Losses and the Report presented for this purpose by the External Audit Company. In the Profit and Loss Accounts of said Balance Sheet, all sums received during the year by the President and the Directors will be placed in separate headings.

Article 27: Dividends will be paid exclusively from the net profits of the year, or from those retained from Balance Sheets approved by the Shareholders' Meeting. If the Company has accumulated losses, the profits obtained during the year will be used first to absorb said losses. At least 30% of the net profits for each year will be distributed annually as a cash dividend to shareholders, pro rata of their shares. To distribute a percentage less than 30%, an agreement adopted at the respective Meeting will be required, by the unanimity of the issued shares. Article 28: In accordance with the applicable legal and regulatory regulations, on a date no later than the first notice of call to the Ordinary Shareholders' Meeting, the Report, Balance Sheet and Inventory, Minutes, Books and other supporting pieces thereof and The report that must be presented by the External Audit Company will be available to the shareholders for examination in the office where the Management operates. Article 29: The Company will publish on its Internet site, with the availability and for the period determined by the Financial Market Commission, the information on its financial statements and the report of the External Audit Company, with no less than 10 days in advance of the date of the Ordinary Meeting that will rule on them. If the financial statements are altered by the Meeting, the modifications will be published on the Company's website within 5 days following the date of the Meeting. The Balance Sheet must record the names of the President, Directors and Managers, indicating the transactions of its shares carried out by said persons during the year. Article 30: When the state of the corporate funds allows it and the Board of Directors deems it appropriate, provisional dividends may be distributed to the shareholders during the year and charged to its profits, under the personal responsibility of the Directors who participate in the agreement. , and provided that there are no accumulated losses. SECTION SIX: Audit of Management Article 31: The Ordinary Shareholders' Meeting will annually appoint an External Audit Company governed by Title XXVIII of the Securities Market Law for the purpose of examining the accounting, inventories, balance sheets and other financial statements of the Company and with the obligation to report in writing to the next Ordinary Shareholders' Meeting on the fulfillment of its mandate. SECTION SEVEN: Arbitration Article 32: Any issue that arises between the shareholders in their capacity as such, or between them and the Company or its Administrators, will be resolved by arbitration, in accordance with the Arbitration Procedural Regulations of the Arbitration and Mediation Center of the Chamber of Commerce. by Santiago A.G. (“CAM Santiago”), in force at the time of request, for which purpose the parties confer special irrevocable power to CAM Santiago, so that, at the written request of any of them, it designates an arbitrator regarding the procedure and law in regarding the ruling, from among the members of the CAM Santiago arbitration body. However, if the arbitration qualifies as an international commercial arbitration in accordance with paragraph 3 of article 1 of Law 19,971, said arbitration will be resolved in accordance with the Arbitration Regulations of the International Chamber of Commerce by an arbitrator appointed in accordance with said Regulations with Previous experience in international commercial arbitrations with parties from different countries, in which case the place of arbitration will be the city of New York, United States of America, the language of the arbitration will be English and the applicable substantive law will be Chilean law. In any case, there will be no appeal against the resolutions of any of the arbitral tribunals included in this clause. The arbitral tribunal is especially empowered to resolve any matter related to its competence and/or jurisdiction. Without prejudice to all of the above, when a conflict occurs, the plaintiff may withdraw his knowledge from the jurisdiction of the arbitral tribunal and submit it to the decision of the Ordinary Justice, in the terms of the second paragraph of article 125 of the Law. TRANSITORY ARTICLES: First Transitory Article: The capital of the Company of US$4,418,152,114.78, divided into 574,219,895,457 shares, of the same and single series, without par value, has been subscribed, will be subscribed, has been paid and will be paid, as follows : (One) With US$4,418,109,716.78, divided into 574,215,983,709 shares, fully subscribed and paid prior to the Extraordinary Shareholders' Meeting held on October 17, 2025; and (Two) With US$42,398.00, divided into 3,911,748 shares (the “Backup Shares”), issued by the Board of Directors of the Company charged to the capital increase of the Company agreed upon at the Extraordinary Shareholders' Meeting held on 5 July 2022, to be subscribed and paid in full and exclusively to respond to the conversion of 42,398 Series H Convertible Bonds (formerly Class B), the issuance of which was agreed at that same Meeting, and which were pending as of October 17, 2025.

Regarding Support Actions: (i) The shares are issued and registered in the Securities Registry of the Financial Market Commission, with No. 1,120, dated September 2, 2022; (ii) The Backing Shares and the part of the Company's capital that is represented by said shares will remain in force while the conversion period of the Series H Convertible Bonds (formerly Class B) is in force, all in accordance with the terms and conditions of the issuance contract of the aforementioned bonds convertible into shares. Once said conversion period has expired, the corresponding Backing Shares that are not subscribed and paid as a result of the exercise of the conversion option of said class of convertible bonds, will be void and canceled by operation of law and the part of the capital of the Company that is represented by said shares will also be void and the capital of the Company will be reduced by operation of law to the amount actually subscribed and paid; (iii) For the pertinent purposes, the conversion period of the Series H Convertible Bonds (former class B) and the possibility of early redemption thereof are recorded: Conversion Period: Series H Convertible Bonds (formerly Class B) may be converted into shares within two conversion periods, that is: /x/ within a period of 60 days from the Effective Date of the Plan. The Effective Date of the Plan will be understood to be November 3, 2022; and /y/ from the fifth anniversary of the Plan Effective Date until the sixth anniversary of the Plan Effective Date. In the event that any of these conversion periods expire on a Banking Non-Business Day, the period in question will be deemed extended until the immediately following banking business day. For these purposes, Banking Non-Business Day will be understood as any day on which commercial banks in any of the cities of Santiago, Chile; New York, New York State, United States of America; Rio de Janeiro or Sao Paulo, Brazil; Lima Peru; or Bogotá, Colombia, are required or authorized to remain closed. However, and to avoid any doubt, in the event that all or part of the Series H Convertible Bonds (formerly Class B) are redeemed early, any conversion period with respect to the bonds that had been redeemed early will be deemed to have expired. Early Redemption of Series H Convertible Bonds (ex Class B): LATAM may, at its sole discretion, early redeem all or part of the Series H Convertible Bonds (ex Class B) as indicated below: /a/ in full, at any time time after sixty days from the Plan Effective Date and before the fifth anniversary of the Plan Effective Date; and /b/ in whole or in part, on one or more occasions after sixty days from the fifth anniversary of the Effective Date of the Plan. In each case, the amount to be paid as a result of the redemption will be the equivalent of the amount of the unpaid principal to be paid in advance, plus the interest accrued and pending payment on the date of the effective redemption. (iv) The placement of the Backup Shares will be carried out upon the exercise of the conversion options under the respective convertible bonds in accordance with the procedures, conversion ratio and other criteria approved at the Extraordinary Shareholders' Meeting held on July 5, 2022 and at the terms of the aforementioned issuance contract. For this purpose, broad powers were granted to the Company's Board of Directors to implement the placement procedures and criteria, and to ultimately carry out the placement of said shares under the terms and conditions established at said Meeting; and, in general, to resolve all situations, modalities, complementations and details that may arise or be required in relation to the issuance and placement of the Backup Shares and related matters, all in accordance with the provisions of the Law and its Regulations. . Second Transitory Article: In accordance with the provisions of Section 1.123(a)(6) of the Bankruptcy Code of the United States of America, and only until the date on which the Reorganization Plan becomes effective in accordance with the provisions of the same (the “Effective Date of the Plan”), the Company may not issue shares or any other securities convertible into shares without voting rights. As of the Effective Date of the Plan, this restriction will automatically cease. Third Transitory Article: During the period of two years counted from the Effective Date of the Plan, the agreements referred to in the second paragraph of article 67 of the Law, will require the affirmative vote of at least 73% of the shares issued with the right to vote. Once this period has expired, this restriction will automatically cease and the provisions of the aforementioned second paragraph of article 67 of the Law will govern from now on. CERTIFICATE LATAM Airlines Group S.A. is an open corporation registered in the Securities Registry under No. 0306. It was established by public deed executed in the Santiago Notary Office of Mr. Eduardo Avello Arellano on December 30, 1983, the extract of which was registered on pages 20,341 No. 11,248 in the Santiago Commerce Registry corresponding to the year 1983 and was published in the Official Gazette on December 31, 1983. A consolidated text of the company's Bylaws was approved by the Extraordinary Shareholders' Meeting held on September 15 of 1988, whose minutes were reduced to a public deed dated October 7, 1988 in the Santiago Notary Office of Mr. Mario Baros González. The respective extract was registered on page 25,966 No. 13,208 in the Santiago Commerce Registry corresponding to the year 1988 and published on October 21, 1988 in the Official Gazette. Subsequently, the bylaws of the company were modified as stated in the public deed executed in the Santiago Notary of Mr. Mario Baros González dated August 2, 1989, the extract of which was registered on page 24,330 No. 12,374 in the Registry of Commerce of Santiago corresponding to the year 1989 and was published in the Official Gazette on September 9, 1989; in the public deed executed in the Santiago Notary Office of Mr. Víctor Manuel Correa Valenzuela dated January 31, 1990, the extract of which was registered on page 4,038 No. 2,167 in the Santiago Commerce Registry corresponding to the year 1990 and was published in the Official Gazette dated February 10, 1990; in the public deed executed in the Santiago Notary Office of Mr. Iván Torrealba Acevedo dated November 12, 1990, the extract of which was registered on page 31,410 No. 15,623 in the Santiago Commerce Registry corresponding to the year 1990 and was published in the Diario Official dated November 17, 1990; in the public deed executed in the Santiago Notary Office of Mr. Víctor Manuel Correa Valenzuela dated May 6, 1991, the extract of which was registered on page 13,150 No. 6,518 in the Santiago Commerce Registry corresponding to the year 1991 and was published in the Official Gazette dated May 14, 1991; in the public deed executed in the Santiago Notary Office of Mr. Víctor Manuel Correa Valenzuela dated March 17, 1994, the extract of which was registered on page 5,595 No. 4,601 in the Santiago Commerce Registry corresponding to the year 1994 and was published in the Official Gazette dated March 21, 1994; in the public deed executed in the Santiago Notary Office of Mr. Eduardo Pinto Peralta dated August 28, 1997, the extract of which was registered on page 21,506 No. 17,221 in the Santiago Commerce Registry corresponding to the year 1997 and was published in the Diario Official dated September 2, 1997; in the public deed executed in the Santiago Notary Office of Mr. Eduardo Pinto Peralta dated May 15, 1998, the extract of which was registered on page 11,806 No. 9,626 in the Santiago Commerce Registry corresponding to the year 1998 and was published in the Diario Official dated May 29, 1998; in the public deed executed in the Santiago Notary Office of Mr. Eduardo Pinto Peralta dated September 7, 2000, the extract of which was registered on page 23,758 No. 18,844 in the Santiago Commerce Registry corresponding to the year 2000 and was published in the Diario Official dated September 12, 2000; in the public deed executed in the Santiago Notary Office of Mr. Iván Torrealba Acevedo dated July 28, 2004, the extract of which was registered on page 25,128 No. 18,764 in the Santiago Commerce Registry corresponding to the year 2004 and was published in the Diario Official dated August 21, 2004; in the public deed executed in the Santiago Notary Office of Mr. Raúl Undurraga Laso dated January 26, 2007, the extract of which was registered on page 7,232 No. 5,340 in the Santiago Commerce Registry corresponding to the year 2007 and was published in the Diario Official dated February 19, 2007; in the public deed executed in the Santiago Notary Office of Mr. Raúl Undurraga Laso dated April 9, 2007, the extract of which was registered on page 14,510 No. 10,713 in the Santiago Commerce Registry corresponding to the year 2007 and was published in the Diario Official dated April 14, 2007. A new text of the company's bylaws was approved by the Extraordinary Shareholders' Meeting held on December 21, 2011, the minutes of which were reduced to a public deed dated January 11, 2012, granted in the Santiago Notary Office of Mr. Eduardo Diez Morello, whose extract was registered on pages 4,238 No. 2,921 in the Santiago Commerce Registry corresponding to the year 2012 and was published in the Official Gazette on January 14, 2012. Subsequently, the The company's Bylaws were modified as stated in the public deed granted in the Santiago Notary of Mr. Eduardo Diez Morello dated December 24.

It is certified that the attached text corresponds to the current Bylaws of LATAM Airlines Group S.A. Santiago, Chile, June 3, 2024. Roberto Alvo Milosawlewitsch CEO LATAM AIRLINES GROUP S.A.